Exhibit 99.2

SAKS INCORPORATED ANNOUNCES SAKS FIFTH AVENUE

EXECUTIVE CHANGES AND PROMOTIONS

Contact: Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

New York, New York (February 2, 2007)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced organizational changes for several New York-based Saks Fifth Avenue (“SFA”) executives effective February 5, 2007.

Stephen I. Sadove, Chief Executive Officer of Saks Incorporated, noted, “Over the past year we have made tremendous progress in bringing greater clarity to our strategy for winning and building a high performance culture. I am delighted with the spirit of teamwork between the various functional areas within the Company and the close alignment of the merchants and stores in providing a terrific assortment of products and excellent service to our customers. These organizational changes will enable us to continue our momentum at SFA and to capitalize on the strengths of our management team.”

Ron Frasch, Vice Chairman and Chief Merchant of Saks Fifth Avenue, is being named President and Chief Merchandising Officer of the Company. Sadove noted, “Ron has provided outstanding strategic direction to the merchandising organization and has been instrumental in strengthening our vendor relationships and in substantially improving our merchandise assortments by market. Ron will continue to play a pivotal role as we continue to grow the business and strengthen our operating performance.”

Carolyn Biggs, Senior Vice President of Stores for Saks Fifth Avenue, has been named Executive Vice President for Stores, Store Visual, Planning, and Construction. Biggs will have accountability for the New York City flagship store as well as store visual, planning, and construction, in addition to her current role. “Under Carolyn’s leadership, our stores have made significant progress in delivering a service experience that exemplifies Saks Fifth Avenue,” Sadove stated. “Carolyn will continue to drive clienteling and store environment improvements that should enhance future store productivity and profitability.”

Denise Incandela, Senior Vice President of Saks Direct, is being elevated to President, Saks Direct and Group Senior Vice President of the Company. Sadove commented, “Denise has provided outstanding leadership and strategic vision in driving the growth and performance of the saks.com business. We look forward to her continued leadership and to our sustained growth in this exciting area of our business.”

Robert Wallstrom, Senior Vice President and General Manager of the Saks Fifth Avenue flagship store in New York City, is being elevated to President, Off 5TH and Group Senior Vice President of the Company. Sadove noted, “Since arriving in the New York store in 2002, Rob has focused

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on improving profitability and the overall customer experience. Rob’s new role will allow him to apply his management and merchandising skills to continue the forward progress at Off 5TH. We are excited to have Rob take on this new challenge.”

Frasch, Biggs, Incandela, and Wallstrom will continue to report to Sadove.

Suzanne Johnson, President, Off 5TH, is being elevated to Group Senior Vice President of the Company and General Manager of the New York City flagship SFA store, reporting to Biggs. “Through Suzy’s leadership, we have experienced positive changes and growth at Off 5TH,” noted Sadove. “During the past five years, Suzy has championed the strategy to strengthen and differentiate assortments and to improve the business model at Off 5TH . We look forward to Suzy leading the New York store team and delivering high performance results.”

Joseph Boitano is being elevated from General Merchandise Manager (“GMM”) and Senior Vice President for women’s ready-to-wear to GMM and Group Senior Vice President over the same area. Boitano will continue to report to Frasch.

Jennifer de Winter is being elevated from GMM and Senior Vice President overseeing shoes, handbags, and fine jewelry to GMM and Group Senior Vice President over the same area. de Winter will continue to report to Frasch.

Marc Metrick is being elevated to Group Senior Vice President and Chief Strategy Officer of the Company. Metrick will have responsibility for strategy and business development in addition to his current role as Head of Planning. For his current responsibilities in merchandise planning, Metrick will continue to report to Frasch. For his new responsibilities of strategy and business development, he will report directly to Sadove.

Saks Incorporated operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 50 Saks Off 5TH stores, and saks.com. The Company also currently operates 62 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United

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States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; and the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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